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CONSOLIDATED-TOMOKA LAND CO.
(Name of Registrant as Specified in Its Charter)

WINTERGREEN FUND, INC. WINTERGREEN PARTNERS FUND, LP WINTERGREEN PARTNERS OFFSHORE MASTER FUND, LTD. WINTERGREEN ADVISERS, LLC DAVID J. WINTERS ELIZABETH N. COHERNOUR EVAN H. HO EDWARD W. POLLOCK
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Wintergreen Advisers, LLC issued the following press release on April 13, 2017.

WINTERGREEN
ADVISERS

Wintergreen Advisers Urges Shareholders to Take a Stand Against a Pattern of Excessive Compensation, Poor Disclosure, Investment Speculation, and a Lack of Supervision at Consolidated-Tomoka

Vote the Green Proxy Card

April 13, 2017 12:30 PM Eastern Daylight Time

MOUNTAIN LAKES, N.J.--(BUSINESS WIRE)--Wintergreen Advisers, LLC ("Wintergreen") serves as investment adviser to clients who have collectively owned more than 10% of Consolidated-Tomoka Land Co. 's ("CTO" or the "Company", NYSE: CTO) shares since 2006, and who currently own more than 27.2% of CTO's shares.

At CTO's Annual Meeting on April 26, 2017, shareholders will be making important decisions regarding the future of CTO. At that meeting, shareholders will be electing directors to serve as stewards of the Company. This is a commitment that demands qualified, experienced and dedicated individuals who can share a vision to help CTO grow. The nominees Wintergreen has proposed share this vision.

We believe that the current Board of Directors has failed shareholders by not allowing CTO to achieve its full potential. **It is time for change at CTO!**

We strongly urge you to vote the GREEN proxy card to elect directors that are here for you. Your vote does count.

Wintergreen's nominees, representing 27.2% of shares outstanding will act in the interests of all shareholders. For too long, CTO has had a 'rubber stamp' board.

IT IS TIME FOR CHANGE AT CTO.

We appreciate your support.
Please vote the GREEN proxy card.
Visit http://www.EnhanceCTO.com for more information about this proxy solicitation.

The full text of the letter is included below.

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CTO's Directors Have Failed

It is time for shareholders to take a stand against a pattern of excessive compensation, poor disclosure, investment speculation, and a lack of supervision.

Dear Shareholder:

Your vote counts. At Consolidated-Tomoka Land Co.'s ("CTO" or the "Company") Annual Meeting on April 26, 2017, you will be making important decisions regarding the future of your company. At that meeting, you will be electing directors to serve as stewards of the Company. This is a commitment that demands qualified, experienced and dedicated individuals who can share a vision to help CTO grow. The nominees Wintergreen has proposed share this vision.

We believe that the current Board of Directors (the "Board" or "Directors") has failed shareholders and has not allowed CTO to achieve its full potential. It is time for change at CTO!

We strongly urge you to vote the GREEN proxy card and elect candidates that are here for you.

Your vote does count.

CTO Directors have FAILED - CTO has Underperformed.	***The record speaks for itself. CTO has underperformed. Despite this, management continues to be handsomely rewarded. THIS MUST BE STOPPED.*** Since CTO lost focus, which became apparent in 2015, with the Board's infatuation with speculative deals, attempts to dilute shareholders, excessively compensating management, and pursuing poorly thought out investment property purchases, CTO has underperformed. These are the actual numbers over the past two years, which were produced in a great real estate bull market in Daytona and throughout the country: From 1/1/2015 to 2/28/2017: **CTO: Total Return – 0.78% (negative)** **Russell 2000: RTY Index: 18.60%** **Russell 2000 Financial Services Index: 33.27%** **MSCI REIT Index: 15.14% (Even their questionably chosen Index has vastly outperformed)**
CTO's Directors have FAILED on Compensation	***Compensation Committee members John Allen (prior Chairman of the Committee), Thomas Warlow (current Chairman of the Committee) and Laura Franklin continue to overpay management by gifting them shares in the Company – which Wintergreen Advisers, LLC ("Wintergreen") believes management will likely just continue to sell.***

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CTO's Directors approved total compensation of over $5.5m in 2015 and over $1.7m in 2016 for Mr. Albright. In 2016, the CTO Board proposed a compensation plan under which an unbelievable 37% of operating income would be dedicated to paying executives bonuses!

Fortunately, over 55% of votes cast rejected the 2016 compensation plan in an advisory Say on Pay vote. However, instead of taking the shareholders' legitimate concerns to heart and designing a fair and shareholder-friendly plan, in 2017 the Board wasted shareholder funds by hiring multiple consultants to come up with a compensation scheme that is even worse. This new scheme has, among its many problems:

- **20% of bonus not tied to any metric.** Under the proposed 2017 plan, 20% of bonus compensation is not tied to any metric and may be awarded at will. Wintergreen believes this is a giveaway to management.
- **REMOVED shareholder outreach criteria.** Last year management had an obligation at least to hold quarterly calls, host an investor day, and otherwise abide by some shareholder outreach metrics. This year management is not even required to communicate with investors. Bonuses can be achieved without any kind of shareholder communication.
- **Metrics which pay double bonuses for the same transaction.** 30% of the bonus may be awarded for closing the sale of real estate for which the executives were ALREADY PAID A BONUS LAST YEAR. In addition, there is no requirement that the deals close at the announced prices, incentivizing management to close deals at any price in order to earn their bonus.

This extremely flawed compensation scheme is, unfortunately for CTO shareholders, a case of "been there, done that". In 2015, the Board approved compensation that was so excessive, it violated the terms of CTO's own compensation plans, resulting in the return of tens of thousands of shares. Instead of recognizing this as an issue of excessive pay as soon as it was permitted, the Board immediately reissued a good portion of the returned shares. As a result, CTO's shareholders will now pay an unnecessarily high tax bill, because of the Board's error.

Wintergreen believes that management should be paid well for strong performance. However, we do not believe that executive compensation plans should be a giveaway to management. Perhaps if the current Board held more shares in CTO, they would think like owners and actually represent the interests of shareholders. Wintergreen owns more than 27% of the company and has an interest in creating a compensation plan that adequately incentivizes management, but is not a blank check. This starts with tying pay to performance and enforcing a meaningful clawback so that if management misbehaves, they will be held accountable.

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CTO's Directors have FAILED on Governance	***Nominees John Albright, John Allen, Laura Franklin, William Olivari, Howard Serkin, and Thomas Warlow wrongfully sought to exclude Wintergreen's nominees from being voted on at the 2017 annual meeting.*** Wintergreen had to file a lawsuit against the company and its Directors in order to give shareholders the opportunity to have well-qualified candidates challenge the current Board. After much wasted time and energy, along with significant legal fees, the lawsuit was settled; with CTO agreeing to all of Wintergreen's terms. The time and money spent trying to block CTO's largest shareholder from proposing board nominees, a core right of shareholders, should have been spent on improving returns for shareholders. **Wintergreen's nominees will act in the interests of all shareholders because our interests are aligned with those of other CTO shareholders. For too long this has been a 'rubber stamp' board, and it is time for change. The Wintergreen nominees will create a culture at CTO where the board and management think like owners.**
CTO's Directors have FAILED to Protect Shareholders from Dilution	***CTO nominees John Albright, John Allen, William Olivari, Howard Serkin, and Thomas Warlow recommended issuing massive amounts of stock, which if approved would have diluted the stakes of all shareholders.*** At the 2016 Annual Meeting CTO's Directors recommended a vote in favor of a proposal that would have allowed for the issuance of over 1.3 million new shares, which would have resulted in dilution of over 23%. To help illustrate what this dilution means for a shareholder of CTO, if the proposal had been implemented and the Company had issued the full amount of the requested shares, a shareholder who owned $1,000 worth of stock would be diluted such that the value of the shares immediately after the additional stock was issued, would be $765. **Wintergreen opposed the Board's proposed dilution plan, and in contrast will listen to shareholder requests that shares be bought back when the Company is trading at a discount to NAV, with shares being retired, so all shareholders benefit. As the largest shareholder of CTO, Wintergreen's interests are aligned with those of other shareholders and we would seek to decrease dilution for the benefit of all shareholders.**

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CTO's Directors have FAILED to Supervise Management	***<u>Hostile Takeover</u>: CTO nominees John Albright, John Allen, William Olivari, Howard Serkin, and Thomas Warlow have allowed management to pursue an ill-conceived takeover deal.*** In 2015, Mr. Albright informed Wintergreen that CTO intended to pursue a hostile takeover of Forestar, a Texas real estate company of approximately equivalent size to CTO and sought Wintergreen's support. Under this plan he could return to his home state and live in Dallas. **The Forestar deal made no sense strategically because the Forestar portfolio was not consistent with CTO's then current holdings. In addition, CTO management did not have the expertise to successfully operate Forestar. As a result, Wintergreen opposed this ill-conceived plan. If CTO's Directors were doing their job of representing the interests of shareholders, this plan never would have seen the light of day. This is yet another example of the CTO Directors failing to stand up to management.** ***<u>Blind Pool</u>: CTO nominees John Albright, John Allen, William Olivari, Howard Serkin, and Thomas Warlow's lack of supervision resulted in substantial losses when they permitted management to trade in a speculative investment portfolio, ultimately costing shareholders $576,000. Even after these massive losses, we are not aware of the Board imposing any penalties on management. What is to stop management from continuing to engage in similar behavior?*** In the first quarter of 2015, the Company purchased approximately $5.1 million in investment securities, in our view without adequate disclosure. By the third quarter of 2015, this number had increased to $8.1 million, and was accompanied by increased trading activity. Notably, less than 9 months later, and only after Wintergreen highlighted its concerns that this activity was beyond the authority of management in letters to CTO, the Company liquidated these investments, at a loss to shareholders of approximately $576,000, plus costs, with no apparent penalty to management.
CTO's Directors have FAILED by Approving Transactions that Put ALL Shareholders at Risk	***CTO nominees John Albright, John Allen, William Olivari, Howard Serkin, and Thomas Warlow have approved an income portfolio and land transaction strategy that puts all shareholders at risk.*** Over 66% of net operating income from the so-called 1031 Income Property portfolio is below investment grade. The Board is allowing management to speculate with shareholder assets, which puts the future of the Company at risk.

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For example, in their rush to complete deals to window dress results ahead of the Annual Meeting, CTO recently announced that it has invested over $3 million of shareholder assets in a speculative grade retail store, Jo-Ann Stores, Inc. These stores are currently Rated CCC+ by S&P, which means that it is "Currently Vulnerable and dependent on favorable business, finance, and economic conditions to meet financial commitments." We are all aware of the shift in the behavior of many consumers buying the types of goods sold in many retail stores to shop online. These trends do not bode well for retail stores and we question why CTO feels otherwise. Investing in speculative businesses with long-term leases is not what CTO shareholders expect from the Company and it is the Board's responsibility to rein in management when the company veers off course.

CTO also has a shareholder unfriendly habit of announcing deals at one price, then marking them down, perhaps to expedite the closing, which helps management to meet bonus criteria. A recent example was for ICI, where the Company reduced the price by over $1.5 million due to an increase in "development" costs.

Wintergreen's nominees will work to restructure CTO's income property portfolio to ensure that it has a common theme and makes sense. The goal of every single transaction should be to increase the value of the portfolio for shareholders. Any other motivations, such as maximizing the volume of transactions in order to earn a bigger bonus, hurt shareholders and should not be considered.

CTO's Directors have FAILED by Allowing Management to Thwart a Full and Fair Review of the Company

At the 2016 Annual Meeting of Shareholders, over 69% of the total votes cast supported Wintergreen's proposal to hire an independent advisor to review strategic alternatives to maximize shareholder value.

Although the Company hired Deutsche Bank to undertake this task, we believe the strategic review was an unmitigated disaster and destined to fail from the start. **The blame for this failure, including the failure to learn anything from the process, falls squarely on the Company's Board and management.** In phone conversations Wintergreen had with Deutsche Bank after the strategic review, we learned that Deutsche Bank described the process as merely an accommodation to a client with whom they had an existing relationship. This was not the strategic review envisioned by our shareholder proposal.

We stand by our statement that the Company conducted their strategic review under the cloak of darkness and failed to meaningfully communicate to shareholders during and after the process. After the commencement of the strategic review process, CTO management initiated a flurry of sales that included 18 income properties, a failed attempt to sell subsurface mineral

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rights, multiple land sales and announced a mortgage financing, which we believe made it impossible for prospective buyers to understand the Company's assets.

In addition, we believe the transactions were curiously timed to meet bonus goals. At the conclusion of the process, the Company refused to disclose material details of the review, including what types of offers, if any, were received. Despite repeated shareholder requests for more information, management refused to provide information until 4 months after the conclusion of the process, when investors at the Company's First Annual Investor Day demanded this information in person.

Perhaps due to these transactions and what we believe is the Company's currently disorganized and unfocused 1031 portfolio and scattered real estate holdings, beyond the land bank it has been in the process of selling for years, the Company failed to attract bids at a meaningful premium to the stock price.

Wintergreen's nominees, representing 27.2% of shares outstanding will act in the interests of all shareholders. For too long, CTO has had a rubber stamp board. IT IS TIME FOR CHANGE.

We appreciate your support.

Please vote the GREEN proxy card.

Visit http://www.EnhanceCTO.com for more information about this proxy solicitation.

If you have any questions, please call Morrow Sodali LLC at

203 658-9400 or toll-free at 800-662-5200

Wintergreen's Highly Qualified Candidates:

Elizabeth N. Cohernour

Ms. Cohernour has over 30 years of legal experience and decades of experience investing in real estate companies. Ms. Cohernour is the Chief Operating Officer and a principal of Wintergreen Advisers, LLC. Prior to co-founding Wintergreen Advisers, LLC in 2005, she served as General Counsel and Senior Vice President at Franklin Mutual Advisers and Mutual Series Fund Inc., a group of global and equity value funds. Mrs. Cohernour has responsibility for non-investment operations of Wintergreen. Together with Mr. Winters, Ms. Cohernour has worked with issuers' boards of directors and management to unlock shareholder value. Ms. Cohernour has been integral to Wintergreen's investment in CTO for over ten

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years. Ms. Cohernour graduated with a BA from the College of St. Elizabeth and she holds a Juris Doctor degree from the University of Tulsa.

Evan H. Ho

Prior to forming Value Investor Resources, Inc. in 2015, Mr. Ho worked at Wintergreen Advisers, LLC from 2006 to 2014 as a securities analyst. Mr. Ho began his career at a real estate consultancy and brokerage firm in Hong Kong, and a bank in Taiwan which was active in construction-related lending. Over the course of Mr. Ho's 20 years of experience in the securities and banking industry, including domestic and international roles at BNP Paribas and Bankers Trust, he has gained broad expertise in equity analysis and corporate credit analysis, as well as developed a network of real estate professionals throughout Asia. Mr. Ho. is proficient in Mandarin Chinese and well acquainted with the business practices and customs of Greater China. Such experience could enable Mr. Ho to aid the Company in enhancing its profile to Chinese investors and property developers. Mr. Ho graduated with a BA in Economics from Georgetown University and an MBA in Finance from the Wharton School of The University of Pennsylvania.

Edward W. Pollock

Mr. Pollock has over 35 years' experience in real estate, and industrial and economic development. From 1984 up to his retirement in 2010, Mr. Pollock was the Central and South Florida Manager of Regional Development & Site Design for CSX Transportation, Inc. In his role in Regional Development, Mr. Pollock coordinated the identification and marketing of rail serviceable industrial sites. He worked with various developers on designing industrial parks that could offer rail service, identifying stand-alone, rail serviceable, industrial sites and then participated with other CSX departments for marketing of sites to various, and specific, prospective customers. Mr. Pollock worked closely with the Tampa Port Authority, Manatee County Port Authority, Florida Department of Transportation, various Short-Line Railroads, Enterprise Florida, various municipalities, and site consultants in attracting industry to Florida. After retiring from CSX Transportation in 2010, Mr. Pollock has been the principal manager of Pollock Consulting & Enterprises, Inc. Pollock Consulting & Enterprises, Inc. assists clients in identifying industrial sites, specializing in rail serviceable industrial sites and is presently working with several entities as an owner representative and consultant in developing their properties. Pollock Consulting & Enterprises is presently a Florida State approved contractor and is working with Florida Department of Transportation, District 7, in addressing various logistical rail issues as well as various economic development issues for FDOT District 4.

David J. Winters

David J. Winters is the Chief Executive Officer of Wintergreen Advisers, LLC. Mr. Winters has over 30 years of experience analyzing securities and is responsible for determining general investment advice to be given to clients. Mr. Winters has substantial experience investing in the securities of real estate companies, in which he has worked with issuers' boards of directors and management to unlock shareholder value. Such experience includes investments in Weyerhaeuser Company, Canary Wharf Group, Florida East Coast Industries, Inc., Pacific Forest Products and CTO. Mr. Winters has led Wintergreen's investment in CTO for over ten years. He is Portfolio Manager of the Wintergreen Funds, including Wintergreen Fund, Inc., a no-load, Global Value Fund which launched in October 2005. Prior to co-founding Wintergreen Advisers, LLC in May 2005, he held various positions with Franklin Mutual

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Advisers where he led Mutual Series Fund Inc., a group of global and domestic equity value funds, including serving as the Portfolio Manager of Mutual Discovery from 2001 through 2005. Mr. Winters graduated with a BA from Cornell University and he holds the Chartered Financial Analyst (CFA) designation.

Please vote the GREEN proxy card.

Visit http://www.EnhanceCTO.com for more information about this proxy solicitation.

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Wintergreen Advisers to Hold Informational Webcast on Consolidated-Tomoka Proxy Contest

The webcast is open to all Consolidated-Tomoka Land Co. shareholders, as well as corporate governance analysts and members of the media.

DATE: Wednesday, April 19, 2017

TIME: 2:00 pm, EDT

WEBCAST: The event will be accessible via live webcast by logging on directly to:
https://enhancecto.webex.com
Event Number: 662776229

An audio-only version of the event can be accessed by calling:
USA Toll Free
+1-844-740-1264
USA Toll
+1-240-454-0879
User Passcode: 662776229 (required).

A Q&A period will follow the presentation, and those wishing to ask questions will have the option to do so via the WebEx meeting.

Participants are advised to register in advance, as capacity is limited.

ADDITIONAL INFORMATION

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About Wintergreen Advisers
Established in 2005 by Liz Cohernour and David J. Winters, Wintergreen is an independent global money manager that employs a research-driven value style in managing global securities. As of March 31, 2017, Wintergreen Advisers had approximately $550 million under management on behalf of individuals and institutions through its mutual fund and other clients, and is based in Mountain Lakes, New Jersey.

For further information on Wintergreen Advisers, please call 973-263-4500 or visit www.wintergreenadvisers.com. For information, forms and documents regarding our U.S. mutual fund, please visit www.wintergreenfund.com.

For more information:
John McInerney
Makovsky
jmcinerney@makovsky.com
(212) 508-9628

Wintergreen Advisers, LLC
973-263-4500
press@wintergreenadvisers.com
Follow Wintergreen Advisers on Twitter: @WintergreenAdv

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ADDITIONAL INFORMATION

The participants in the proxy solicitation are Wintergreen Fund, Inc., Wintergreen Partners Fund, LP, Wintergreen Partners Offshore Master Fund, Ltd., Wintergreen Advisers, LLC, David J. Winters, Elizabeth N. Cohernour, Evan H. Ho and Edward W. Pollock.

WINTERGREEN ADVISERS, LLC STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The proxy statement is available at no charge on the SEC's website at http://www.sec.gov. In addition, Morrow Sodali LLC will provide copies of the Proxy Statement without charge upon request. Requests for copies should be directed to:

Morrow Sodali LLC
Toll Free: 800‐662‐5200
Banks and Brokerage Firms Call Collect: 203‐658‐9400